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                                                                     EXHIBIT 5.1


                                  March 4, 2002

Longview Fibre Company
300 Fibre Way
P.O. Box 666
Longview, WA  98632-7427

         RE:      LONGVIEW FIBRE COMPANY
                  REGISTRATION STATEMENT ON FORM S-4

Dear Sirs:

         We have acted as counsel to Longview Fibre Company, a Washington corporation (the "Company"), in connection with its offer to exchange $1,000 principal amount of 10% Senior Subordinated Notes due 2009 of the Company (the "Exchange Notes"), for each $1,000 principal amount of the outstanding unregistered 10% Senior Subordinated Notes due 2009 of the Company (the "Private Notes"), which Exchange Notes are the subject of the Registration Statement on Form S-4 (the "Registration Statement"), filed by the Company today with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder (the "Rules"). The Exchange Notes will be issued pursuant to the Indenture dated January 25, 2002 (the "Indenture"), between the Company and U.S. Bank, N.A., as Trustee (the "Trustee"). You have asked us to render our opinion as to the matters hereinafter set forth. Capitalized terms used but not defined herein shall have the same meaning as in the Registration Statement.

         In the course of our representation as described above, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the documents described above, herein collectively referred to as the "Documents." Our opinions are based solely upon a review of the Documents and, with your consent, we have reviewed no other documents, corporate records, certificates or other statements as a basis for the opinions expressed herein.
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Deft Corporation
June 18, 2001


         In rendering the opinions expressed herein, we have further relied upon the following assumptions, the accuracy of which we have not independently verified:

(a) Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

(b) The Company is validly existing and in good standing under applicable law.

(c) Each of the Company and the Trustee has satisfied those legal requirements applicable to it that are necessary to make the Indenture and any other certificates, instruments or documents (other than, with respect to the Company, the Exchange Notes) required to be executed and delivered by it in connection therewith enforceable against such party in accordance with their respective terms.

OPINION

         Based upon the foregoing examinations and assumptions and subject to the qualifications and exclusions stated below, we are of the opinion that:

         1. Upon (a) the Registration Statement becoming effective under the Securities Act, (b) qualification of the Indenture under the Trust Indenture Act of 1939, as amended, (c) the Exchange Notes being duly authorized, executed and issued by the Company and duly authenticated by the Trustee, and (d) delivery of the Exchange Notes in exchange for the Private Notes as contemplated by the Registration Statement, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

         2. The summary set forth under the heading "United States Federal Income Tax Considerations" in the final prospectus forming a part of the Registration Statement, to the extent it constitutes a summary of legal matters or legal conclusions, is accurate in all material respects.
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Deft Corporation
June 18, 2001


EXCLUSIONS AND QUALIFICATIONS

         The opinions expressed above are subject to the following exclusions and qualifications:

                  a. Our opinions are as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. We disavow any undertaking to advise you of any changes in law or any related interpretations thereof.

                  b. We express no opinion as to enforceability of any right or obligation to the extent such right or obligation is subject to and limited by
(i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to, or after, the date hereof or considered in a proceeding in equity or at law.

                  c. The opinions set forth herein, including those opinions as to the enforceability of the Documents, are subject to the effect of generally applicable rules of law that (i) limit or affect the enforceability of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) may, where less than all of a contract may be enforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (iv) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys' fees and other costs.

                  d. We express no opinion as the enforceability of (i) provisions that permit a party to collect a late charge, increased interest rate after default or maturity, or a prepayment premium, or (ii) provisions for charging interest on interest.

                  e. We are qualified to practice law in the states of New York and Washington and do not express any opinions herein concerning any laws other than the laws in their current forms of such states and the federal laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction. Furthermore, we express no opinion as to matters that may be affected by
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pending or proposed federal, state or local legislation, regulation or rule, even though such legislation, regulation or rule, if subsequently enacted, might affect the opinions expressed herein.

                  f. Our opinions are based on the accuracy of the facts and the representations set forth in the Registration Statement. In the event any of the facts, representations or assumptions upon which we have relied to issue these opinions are incorrect, our opinions might be adversely affected and may not be relied upon.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the prospectus made part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in the Securities Act or related Rules.

                                                     Very truly yours,

                                                     /s/ Perkins Coie

                                                     PERKINS COIE LLP